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                                                                    EXHIBIT 99.1


                                COMPANY CONTACT:
                                Danette R.M. Meyer, Ph.D. (Dmeyer@atrixlab.com) Director of Investor Relations
                                ATRIX LABORATORIES, INC.
                                (970) 482-5868
                                http://www.atrixlabs.com

                                INVESTOR RELATIONS FIRM:
                                Robert Jaffe (rjaffe@pondel.com)
                                PONDEL/WILKINSON GROUP
                                (310) 207-9300

                          ATRIX LICENSES LEUPROGEL(TM)

FORT COLLINS, CO (JANUARY 09, 2001) -- ATRIX LABORATORIES, INC. (NASDAQNM: ATRX) announced today that Atrix has entered into an exclusive North American marketing agreement with Sanofi-Synthelabo, a major international pharmaceutical company, for Leuprogel(TM) 1-,3- and 4-month products, leuprolide acetate for subcutaneous depot injection, for the treatment of advanced prostate cancer.

In the agreement valued at approximately $60 million, Atrix receives a license fee, R&D support and payments for certain clinical, regulatory and sales milestones. In addition to the milestone payments, Atrix will receive royalty payments based on sales of the Leuprogel products upon approval for marketing by the U.S. Food and Drug Administration (FDA). Atrix will manufacture Leuprogel at its facility in Fort Collins, Colorado.

As part of the agreement, Sanofi-Synthelabo has purchased $15 million of Atrix's common stock, at a premium to the market. The parties have received notice from the Federal Trade Commission of early clearance of antitrust concerns under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition to the prostate cancer products, Sanofi-Synthelabo received an option to develop a 6-month product for prostate cancer, as well as additional Leuprogel products for other indications.

Sanofi-Synthelabo is a major international pharmaceutical company with a market capitalization of over $40 billion. Sanofi-Synthelabo's global corporate headquarters are located in Paris, France with U.S. headquarters in New York City. With annual sales in excess of $5 billion, Sanofi-Synthelabo is the seventh largest European pharmaceutical company and ranks among the top 20 pharmaceutical companies worldwide. Sanofi-Synthelabo Inc., the U.S. subsidiary of Sanofi-Synthelabo, employs approximately 1,000 sales representatives in the U.S and expects to double their sales force by 2003. Sanofi-Synthelabo's stock is traded on the Bourse de Paris stock exchange and is included in the Paris CAC 40 and the Dow Jones Euro Stoxx 50.

"Over these last number of months, I became convinced that Sanofi-Synthelabo is the right licensing partner for Leuprogel," said David R. Bethune, chairman and chief executive officer at Atrix. "We have been devoted to finding the best marketing partner with the dedication, resources and commitment to promote Leuprogel effectively. Sanofi-Synthelabo's marketing plans for Leuprogel played a great role in our decision to license Leuprogel to them. We are especially impressed by Sanofi-Synthelabo's commitment to urology and believe that Sanofi-Synthelabo's efforts will ensure that Leuprogel will achieve the kind of success that we all desire."

Gordon Proctor, president of Sanofi-Synthelabo's U.S. subsidiary commented, "Leuprogel will be a cornerstone in our strategy of becoming an important player in the urology market in North America. Atrix


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is doing a top-notch job developing the Leuprogel products. It is our plan for
Leuprogel, along with Xatral(TM) (alfuzosin), to become a major revenue driver for Sanofi-Synthelabo, as we capitalize on our extensive urology marketing experience."

The Leuprogel products utilize the company's proprietary Atrigel(R) drug delivery system to provide sustained release of leuprolide acetate for periods of 1-, 3- and 4-months, for the palliative treatment of advanced prostate cancer. Sustained levels of leuprolide, a leutinizing hormone-releasing hormone
(LHRH) agonist, decreases testosterone levels to suppress tumor growth in patients with hormone-responsive prostate cancer. The liquid Leuprogel(TM) products are injected subcutaneously with a small gauge needle, forming a solid implant in the body that slowly releases the leuprolide as the implant is bioabsorbed. Atrix recently announced it has successfully completed the pivotal Phase III clinical study on Leuprogel 1-month, 7.5 mg and early this year will submit a New Drug Application to the FDA for marketing approval of this product. Atrix also has completed enrollment for the Leuprogel 3-month, 22.5 mg Phase III study ahead of schedule and enrollment for Atrix's Leuprogel 4-month, 30mg product is expected to begin early this year. The 6-month Leuprogel product for prostate cancer is currently in pre-clinical development.

Atrix Laboratories, Inc. is a drug delivery and drug development company whose unique patented technologies provide drug delivery from minutes to months. Atrix develops medical, dental and veterinary products in-house. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the life cycle of existing products. Atrix has strategic alliances with several pharmaceutical companies including recent collaborations with Pfizer, Elan Pharmaceuticals and the Novartis company - Geneva Pharmaceuticals to use its drug delivery technologies and expertise in the development of new products. Additional information is available on the Atrix Laboratories, Inc. Web site at http://www.atrixlabs.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, regulatory approval, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the company's accounting policies and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time.

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